Exhibit 99.1

Press Release

Otonomy Holds Investor and Analyst Day and Provides Corporate Update

SAN DIEGO, Oct. 7, 2015 (GLOBE NEWSWIRE) — Otonomy, Inc. (Nasdaq:OTIC), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today held an investor and analyst day which included a review of the commercialization plans for OTIPRIO™ (formerly known as AuriPro™) in patients undergoing ear tube surgery, the Phase 3 clinical trial program for OTO-104 in Ménière’s disease, an introduction to the OTO-311 program for tinnitus that has been cleared for Phase 1 testing, other pipeline activities as well as a general corporate update. A replay of the event webcast is available online at www.Otonomy.com in the events and presentations section under the investors tab.

Key Takeaways from the Investor and Analyst Day

•	Preparations for OTIPRIO’s launch in the U.S. are progressing well. Otonomy expects to launch OTIPRIO in the U.S. in the first quarter of 2016 assuming FDA approval on or before the December 25, 2015 PDUFA action date.

•	Otonomy will pursue a paced plan for OTIPRIO’s label expansion indications including the ongoing Phase 2 clinical trial in patients with acute otitis externa and initiation of a second Phase 2 trial in patients with acute otitis media and tubes (AOMT) expected in the first quarter of 2016.

•	Design of the OTO-104 Phase 3 clinical trials in Ménière’s disease has been finalized based on learnings from the Phase 2b study and discussions with the FDA held during an End-of-Phase 2 meeting. The U.S. Phase 3 trial is expected to begin in the fourth quarter of 2015 with the EU Phase 3 trial to start in the first quarter of 2016. Results from both trials are expected in the second half of 2017.

•	FDA clearance has been received for the OTO-311 Investigational New Drug Application (IND), and initiation of a Phase 1 clinical safety trial is expected to begin before the end of 2015. OTO-311 is a single-dose treatment in development for tinnitus.

•	Through corporate development activities, the company has secured rights to multiple potential product candidates for a fourth program targeting sensorineural hearing loss, the largest market opportunity within the otology field, and evaluations are ongoing regarding ex-U.S. partnering opportunities for Otonomy’s current products.

•	Otonomy expects that its strong cash position, together with OTIPRIO revenues, will fund planned operations into 2018.

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the ear following a single administration. Otonomy has three product candidates in development. OTIPRIO™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery, and the FDAhas assigned a PDUFA action date of December 25, 2015 for Otonomy’s New Drug Application. OTO-104 is a steroid that has completed a Phase 2b clinical trial in 154 patients with Ménière’s disease. Based on these results, Otonomy intends to initiate two parallel Phase 3 trials for OTO-104 in Ménière’s disease patients with at least one trial initiated by the end of 2015. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus. A Phase 1 clinical safety trial for OTO-311 is expected to begin before the end of 2015. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of Otonomy. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding the timing of commercial launch, the timing of its Phase 2 clinical trials for OTIPRIO for the treatment of acute otitis media with tympanostomy tubes (AOMT) and otitis externa, the timing, duration, design and expectations regarding the two Phase 3 clinical trials for OTO-104, the timing of the initiation of the Phase 2 clinical trials for OTO-311, the market for sensorineural hearing loss, and Otonomy’s estimated cash position through 2017. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain substantial additional financing; Otonomy’s dependence on the regulatory and commercial success of OTIPRIO and OTO-104 and advancing additional product candidates, such as OTO-311; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development of product candidates, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; Otonomy’s dependence on third parties for the manufacture of products; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2015, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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